UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
July 2, 2014 (July 1, 2014)

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Diversicare Healthcare Services Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced the completion of its previously disclosed disposition of three skilled nursing centers in West Virginia effective July 1, 2014. The transaction was completed through an asset purchase agreement to sell Rose Terrace, a 90-bed skilled nursing facility in Culloden, West Virginia at a sales price of $16.5 million. Concurrently, Diversicare entered into an operations transfer agreement with an affiliate of the purchases with respect to two other skilled nursing facilities located in West Virginia which was made possible through an amendment to the Master Lease with Omega Health Investors, Inc. to terminate the lease only with respect to these two skilled nursing facilities in West Virginia totaling 150 skilled nursing beds.

Additionally, in a separate transaction, Diversicare also completed the previously announced entrance into the state of Missouri through the assumption of operations for the three facilities totaling 339 skilled nursing beds effective July 1, 2014.  This portfolio is expected to contribute in excess of $17 million in annual revenues with initial lease terms of 15 years.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective July 1, 2014, Diversicare Healthcare Services Inc. completed its previously disclosed disposition of three skilled nursing centers in West Virginia. The transaction was completed through an asset purchase agreement to sell Rose Terrace, a 90-bed skilled nursing facility in Culloden, West Virginia at a sales price of $16.5 million. Concurrently, Diversicare entered into an operations transfer agreement with an affiliate of the purchases with respect to two other skilled nursing facilities located in West Virginia which was made possible through an amendment to the Master Lease with Omega Health Investors, Inc. to terminate the lease only with respect to these two skilled nursing facilities in West Virginia totaling 150 skilled nursing beds. As a result of this transaction, Diversicare no longer operates any skilled nursing centers in the state of West Virginia.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1        Press release dated July 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    July 2, 2014

EXHIBIT INDEX

No.	Exhibit
Exhibit 99.1	Press release dated July 2, 2014.